Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	April 30, 2023	May 1, 2022

Cash flows from operating activities:
Net income	$88,223	$74,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,085	41,405
Share-based compensation	3,830	3,041
Changes in operating assets, liabilities and other	(21,461)	(15,912)

Net cash provided by operating activities	109,677	103,289

Cash flows from investing activities:
Purchases of property, plant and equipment	(57,728)	(34,809)
Purchases of available-for-sale debt securities	(9,837)	0
Proceeds from maturity of available-for-sale debt securities	4,000	0
Government incentives	1,393	1,394
Other	(88)	(199)

Net cash used in investing activities	(62,260)	(33,614)

Cash flows from financing activities:
Repayments of debt	(14,720)	(27,571)
Purchases of treasury stock	-	(2,522)
Contributions from noncontrolling interest	-	24,995
Proceeds from share-based arrangements	730	4,384
Net settlements of restricted stock awards	(1,252)	(1,452)

Net cash used in financing activities	(15,242)	(2,166)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	15,621	(14,917)

Net increase in cash, cash equivalents, and restricted cash	47,796	52,592
Cash, cash equivalents, and restricted cash, beginning of period	322,409	279,680

Cash, cash equivalents, and restricted cash, end of period	$370,205	$332,272